Consent of Independent Registered Public Accounting Firm

Board of Directors
Smith-Midland Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-124233 and 333-155920) of our report dated March 27, 2014, relating to the consolidated financial statements of Smith-Midland Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

BDO USA, LLP
Richmond, Virginia
March 27, 2014